Ball Corporation
                           Current Report on Form 8-K
                               Dated June 12, 1998



                                                                   Exhibit EX-99

Note  to  editors:

The following is a joint news release from BallCorporation and Reynolds Metals Company updating the status of the announced acquisition by Ball of certain of Reynolds' aluminum beverage can manufacturing assets. Please feel free to contact either company.

For Reynolds Metals Company                     For Ball Corporation
Contact Lou Anne J. Nabhan                      Contact S. Scott McCarty
Telephone:  (804) 281-2171                      Telephone:  (765) 747-6175
Home:  (804) 359-2986                           Home:  (765) 284-2351
http://www.rmc.com                              http://www.ball.com



                                  NEWS RELEASE


         June 9, 1998--Ball Corporation (NYSE: BLL) and Reynolds Metals Company (NYSE: RLM) said today that the previously announced agreement for Ball to purchase substantially all of Reynolds' global beverage can business now will not include Reynolds' 34.9 percent interest in Latas de Aluminio S.A. (Latasa), a South American beverage can manufacturer. As a result, the purchase price of $820 million in that agreement, which included Latasa, will be reduced to approximately $746 million, of which $50 million may, at the option of Ball, be paid in Ball common stock.

Difficulties in obtaining the third party consents and waivers necessary for the purchase of Latasa in a timely manner resulted in the decision to remove it from the main transaction. Reynolds intends to work with Latasa's other stockholders to agree upon and implement a process that will permit the sale of Reynolds' interest in Latasa in the near future. Ball continues to be interested in acquiring those shares.

Ball now will acquire Reynolds' 14 can plants and two end plants in 12 states and Puerto Rico. As previously reported, the sale does not include Reynolds' can machinery business or its 27.5 percent interest in United Arab Can Co., which operates a can plant in Saudi Arabia. Closing of the transaction remains subject to certain conditions, including completion of financing by Ball, and to regulatory review. Ball and Reynolds have received second requests from the U.S. Justice Department for information relating to the sale. Both companies are in the process of complying with the second requests, and based on the normal time requirements for completing second requests, both expect the transaction to close during the second half of 1998.
                                     - end -

Note: This news release may contain forward looking statements. Actual results could differ materially from those that may be projected. Please refer to the Form 10-Q filed by Reynolds for the quarter ended March 31, 1998, and to the Form 10-Q filed by Ball on May 13, 1998, for a summary of key risk factors that could affect actual results.
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